Exhibit 10.43

Title (Version Date):	Third Amendment to Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum dated May 1, 2011 (the “Addendum”)

Description:	Fannie Mae agrees to allow for daily early reimbursement of certain servicing Advances.

Indicative Terms	See attached Exhibit 1.

Nationstar Mortgage LLC
By:	/s/ Gregory A. Oniu
Title: SVP
Date: 12/20/11

Fannie Mae
By:	/s/ Leslie Peeler
Title: Vice President
Date: 12/20/11

Exhibit 1
The Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum dated May 1, 2011, by and between Fannie Mae and Nationstar Mortgage LLC, shall be amended, effective December 20, 2011, as follows:
1)	The section titled “Ongoing Reconciliation Period” shall be amended and supplemented to include the following:

Subject to the conditions identified below, Fannie Mae additionally agrees that it will reimburse Servicer for Other Advances on a daily basis as may be requested by Servicer and agreed to by Fannie Mae. Therefore in addition to the reporting requirements identified herein, not later than the fifth (5th) Business Day prior to the Business Day on which Servicer requests that Fannie Mae make reimbursement to Subservicer for Other Advances (or such other time period as mutually agreed to by the parties), Servicer shall deliver to Fannie Mae or its designee a Report with loan level listings and total funding requested of Other Advances, in a format acceptable to Fannie Mae, containing (i) the data identified in the EAF Data Dictionary provided to Servicer by Fannie Mae, and (ii) the applicable information and codes required by Fannie Mae Form 571 (Cash Disbursement Request). Fannie Mae and/or its designee will reconcile the same within five (5) Business Days, and if it determines that an amount is due and owing by Fannie Mae to Services, such amount shall be reimbursed to Servicer by Fannie Mae one (1) Business Day after such reconciliation period, or at such time as may otherwise be mutually agreed to by Fannie Mae and Servicer.

Applicable to each reimbursement of Other Advances made by Fannie Mae hereunder, Servicer shall pay Fannie Mae a fee equal to the greater of 1) $1,000, or 2) the Compensation Rate divided by twenty-four (24), multiplied by the Other Advances reimbursed by Fannie Mae. Servicer will not be required to pay such fee for the reimbursements made 1) on the business day immediately preceding the Draft Date, and 2) one business day prior to the last business day of each calendar month. Fannie Mae will provide to Servicer an invoice for such fees on or about the tenth (10th) day of each calendar month, and within thirty days of receipt of the invoice Servicer agrees to wire to Fannie Mae such invoiced amount as directed in the invoice, or as otherwise directed by Fannie Mae.

2)	The Section titled “Amendment Fee” shall be amended and restated as follows:

“Renewal/Amendment Fee: 0.500% of the Early Reimbursement Amount Limit shall be payable as a renewal fee: 1) no later than December 31, 2011 applicable to the extension of the term of the Early Reimbursement Period through December, 2012, and 2) no later than December 31 of each subsequent year wherein the term of the Early Reimbursement Period is extended pursuant to the terms of this Addendum. If the Early Reimbursement Amount Limit is increased, 0.500% of the additional amount shall be payable as an amendment fee on the first business day following the increase and pro rated from such effective date to the scheduled end of the Early Reimbursement Period.